Exhibit 10.5
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

July 17, 2025
Personal and Confidential
Jeremy Duffield, M.D. Ph.D., FRCP
[***]

Dear Jeremy:
Re: Separation Agreement
This letter proposes the Separation Agreement (“Agreement”) between you and Prime Medicine, Inc. (the “Company”) that is referenced in Section 5 of the Amended and Restated Employment Agreement between you and the Company and that became effective as of July 20, 2022 (the “Employment Agreement”). This serves as a Notice of Termination as defined in Section 4(a) of your Employment Agreement and the ending of your employment will be deemed to be a termination without Cause under Section 3(d) of your Employment Agreement. Your employment with the Company will terminate on July 15, 2025, and that date shall be referred to herein as the “Separation Date” or the “Date of Termination”. If capitalized terms are not defined herein, they will have the meaning provided in the Employment Agreement.
Regardless of whether you enter into the Agreement, the following bulleted terms and obligations shall apply:
•The Company shall pay you (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); and (iii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively the “Accrued Obligations”).
•Your coverage, if any, under the Company’s health plan will continue through July 31, 2025. If eligible, you may elect to continue your health insurance benefits, if any, in accordance with and subject to the law known as COBRA. If applicable, you will be notified by separate memoranda of your rights under COBRA.
•Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.
•Without limiting the generality of the foregoing and for the avoidance of doubt you are not eligible to receive any bonus or other forms of incentive compensation with respect to you working for the Company during fiscal year 2025 or thereafter, unless otherwise provided below.
•Your “Service Relationship” for purposes of vesting in any outstanding unvested stock options, restricted stock units, or other equity awards (the “Equity Awards”) ends on the later of (i) Date of Termination, or (ii) the termination date of the Consulting Agreement dated July 15, 2025 between you and the Company (the “Consulting Agreement”), if applicable, all pursuant to the terms of the applicable equity award agreement and underlying equity incentive plan(s) (the “Equity Documents”).
•To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries as of the Date of Termination. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
•You are obligated, to comply with the Continuing Obligations as described in the Employment Agreement, including without limitation the Restrictive Covenants Agreement.
•The provisions of the Employment Agreement (and the Restrictive Covenants Agreement and the Equity Documents) shall survive the termination of the Employment Agreement and the termination of your employment to the extent necessary to effectuate the terms contained herein.
•The Company will not actively contest any claim you may make for unemployment compensation benefits, provided, however, that nothing herein shall prevent the Company from responding truthfully to any inquiries from the state unemployment agency or require the Company to make any false or misleading statement to any government entity or other third party. The state unemployment agency, not the Company, determines eligibility for unemployment compensation benefits.
The payments and other terms set forth above will not be affected by whether or not you agree to the terms set forth below.
If you enter into this Agreement, you acknowledge that you are doing so voluntarily. You understand that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation to you or to any other person.
1.Severance Pay and Benefits. Subject to the terms of this Agreement, provided (i) you timely execute, return, and do not revoke the Agreement during the time period set forth below; and (ii) you comply with the terms of this Agreement and with the Restrictive Covenants Agreement, the Company agrees as follows:
(a)The Company shall pay you an amount equal to the sum of (i) nine (9) months of your final Base Salary plus (ii) 0.75 times your Target Bonus for 2025 (the “Severance Amount”). The Severance Amount will be made, less lawful deductions and/or withholdings, in substantially equivalent installments in accordance with the Company’s regular payroll practice over nine (9) months and beginning on the first reasonably practicable regular payroll date following the Agreement Effective Date (as defined in Section 21), provided, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Separation Date.
(b)Provided that you are eligible for and properly elect to continue your medical, dental and vision coverage under COBRA and subject to your copayment of premium amounts at the applicable active employee’s rate, the Company will pay to the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company, with such contribution ending on the earliest of (i) the twelve (12) month anniversary of the Date of Termination; (ii) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of your health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments to you shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. Thereafter, if you want to continue coverage under COBRA, you will be required to pay the full cost of any COBRA coverage for the remainder of the COBRA period. You agree to promptly notify the Company if you become eligible for group medical plan benefits under any other employer’s group medical plan during the time period that the Company is contributing towards the cost of your COBRA premiums.
(c)Notwithstanding anything to the contrary, any and all stock options of the Company held by you that are outstanding and vested as of the termination of the Consulting Agreement shall be exercisable until the date that is four (4) months following the termination of the Consulting Agreement; provided, that no stock option shall be exercisable after its applicable original expiration date (the “Extended Exercise Period”). You acknowledge that you have been advised by the Company to consult with your personal tax advisor regarding the U.S. Federal tax impact as well as any impact under state, local and/or non-U.S. tax statutes as a result of the Extended Exercise Period.
2.General Release of Claims. In consideration for, among other terms, the opportunity to receive Severance Pay and Benefits described in Section 1 of this Agreement, to which you acknowledge and agree that you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities (including, without limitation, direct and indirect parent companies, and direct and indirect subsidiaries and direct and indirect affiliates), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the past, present and future officers, directors, stockholders, investors, members, managers, employees, attorneys, accountants, agents and representatives of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims arising under or relating to Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. ("ERISA") (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); the Genetic Information Nondiscrimination Act (“GINA”); the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. You further represent that you have not filed any Claim against the Releasees in any forum, and you agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement, subject to Section 4 below. Notwithstanding the foregoing, this General Release of Claims does not release: (i) claims that cannot be waived as a matter of law; (ii) your rights under this Agreement; (iii) your rights to vested benefits under any Company Employee Retirement Income Security Act plan; or (iv) any rights to COBRA, unemployment compensation or Worker’s Compensation benefits.
3.Protected Disclosures. Nothing in this Agreement or any other agreement you may have signed or company policy, prohibits, prevents, or otherwise limits you from (1) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental entity, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity. To the maximum extent permitted by law, you agrees that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits your ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. You are also not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. In addition, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b), which provides that: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
4.Waiver of Rights and Claims Under the Age Discrimination in Employment Act. Because you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act as amended, and applicable regulations and case law (collectively, “ADEA”) and you agree that:
(a)You have been informed that you have or may have specific rights and/or claims under the ADEA;
(b)Without limiting other provisions of this Agreement, in consideration for the monies and/or benefits specified in Section 1, which you acknowledge that you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA that you might have against the Releasees to the extent such rights and/or claims arose prior to the date this Agreement was signed by you;
(c)You understand that rights or claims under the ADEA which may arise after the date you sign this Agreement are not waived by you;
(d)You are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to signing this Agreement;
(e)You have carefully read and fully understands all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and
(f)In entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this Agreement.
5.Restrictive Covenants. You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and proprietary, the disclosure of which could negatively affect the Company’s interests, (collectively, the “Proprietary Information”). You further agree that you will continue to be bound and will abide by Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement dated December 8, 2020, as amended by the Amendment to Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenants Agreement”), (Attachment A), which, among other obligations, prohibit the disclosure of the Company’s Proprietary Information and, for a period of one year after your Separation Date, prohibits the solicitation of Company employees, customers, and vendors, provided, you shall not be entitled to the Noncompetition Consideration or Garden Leave Pay pursuant to the Restrictive Covenants Agreement and you shall not be restricted by Section 8(c) of the Restrictive Covenants Agreement (“Section 8(c) Waiver”). However, in further consideration of the Severance Pay and Benefits provided in Section 1 herein, you agree that you will not, for a period of twelve (12) months following the Separation Date, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that is, in whole or in part, engaged in, or actively preparing to be engaged in business activities that are directly competitive with the Company (the “Separation Agreement Noncompete”).
6.Return of Company Property. You represent that you have not downloaded or disposed of any property of the Company including, without limitation, information or documents (including, without limitation, computerized data and any copies made of any computerized data or software) (all of the foregoing are collectively referred to as the “Documents”) without the prior written authorization of the Company. By July 25, 2025 you agree to ship to the Company all property of the Company, including, without limitation, computer equipment, electronic devices, cellular phones and other mobile devices, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or business relationships (in the latter two cases, actual or prospective). After returning all Documents and property of the Company, you shall delete and purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property. In the event that you discover that you continue to retain any such property, you shall return it to the Company or destroy it (in the case of computerized data and software) immediately. For the avoidance of doubt, you may maintain copies of your own personnel records, to the extent applicable. Notwithstanding the foregoing, you may keep your Company laptop computer solely for use in providing Services under the Consulting Agreement.
7.Computer and System Access. You agree that following the Separation Date, you will not access or attempt to access the Company’s computer information systems, networks or resources for any reason or purpose without the prior written request and consent of the Company. Notwithstanding the foregoing, you may continue to access the Company’s computer information systems, networks or resources solely for use in providing Services under the Consulting Agreement.

8.Continuing Obligations. Section 8 of the Employment Agreement is incorporated by reference herein.
9.Non-disparagement. Subject to Section 3, you agree not to make any defamatory or disparaging statements, whether in oral communications or in writing, concerning the Company or any of its affiliates; its or their products or services provided or to be provided; its or their current, former and future officers, directors, stockholders, investors (including any private equity companies that invest in the Company), members, employees, managers or agents; and its or their business affairs or financial condition.
10.Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
11.Effect of Breach. In the event that you fail to comply with any of your obligations under this Agreement (including the obligations under the Restrictive Covenants Agreement or Section 8 of the Employment Agreement), in addition to any other legal or equitable remedies it may have for such breach, including for damages and equitable relief, the Company shall have the right to terminate or suspend the Severance Benefits specified in Section 1, including ending the Extended Exercise Period, and to seek recovery of any payments made to you or for your benefit pursuant to this Agreement and to be entitled to recover its attorney’s fees and litigation costs in connection with the enforcement of this Agreement. Any such consequences of a breach by you will not affect the General Release of Claims or your continuing obligations under this Agreement or under the Restrictive Covenants Agreement.
Notwithstanding the above, (i) if you allege that the General Release of Claims or covenant not to sue was not knowing and voluntary under the ADEA, as amended, you shall not be required to tender back the Severance Pay before filing either a lawsuit or a charge of discrimination with EEOC or any comparable state or local fair employment practices agency; and (ii) nothing in this Agreement is intended to impose any condition precedent, penalty, or other limitation to your right to challenge this Agreement under the ADEA, as amended.
12.Non-admission. Neither this Agreement nor the furnishing of any compensation under this Agreement shall be deemed or construed as an admission of any liability by the Company of any act of wrongdoing. You specifically disclaim that the Company or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.
13.Legally Binding. This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have in fact discussed all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.
14.Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the Restrictive Covenants Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement and the Restrictive Covenants Agreement shall be valid and enforceable to the fullest extent permitted by law.
16.Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
17.Forum; Equitable Relief.
(a)You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement and the Restrictive Covenants Agreement, including without limitation any claim for violation of this Agreement or the Restrictive Covenants Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.
(b)You agree that it may be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in this Agreement or the Restrictive Covenants Agreement, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under this Agreement or the Restrictive Covenants Agreement, the Company shall be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
18.Governing Law; Construction of Agreement. This Agreement shall be construed and governed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the

Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts. The parties acknowledge and agree that this Agreement shall not be construed more strictly against one party than another party merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arms-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
19.Entire Agreement. This Agreement, the Restrictive Covenants Agreement and, if applicable, the Consulting Agreement constitute the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company.
20.Representations Regarding Receipt of Compensation. You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or applicable state law. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.
21.Time for Consideration and Revocation; Agreement Effective Date. You understand and acknowledge that you have been given the opportunity to consider this Agreement for a period of 21 calendar days from your receipt of this Agreement before signing it (the “Agreement Consideration Period”). Any changes to this Agreement, material or otherwise, will not restart the running of the Agreement Consideration Period. In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement without any duress or undue influence on the part or behalf of the parties hereto or any affiliate thereof. To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by Niamh Alix, Chief Human Resources Officer via email to [***], at or before the expiration of the Agreement Consideration Period. If you sign this Agreement before the end of the Agreement Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Agreement Consideration Period. You have seven (7) business days following your execution of this Agreement to revoke the Agreement by written notice to Niamh Alix (such seven (7) business day period, the “Agreement Revocation Period”). For such a revocation to be effective, it must be delivered so that it is received by Niamh Alix via email to [***] at or before the expiration of the Agreement Revocation Period. This Agreement shall not become effective or enforceable during the Agreement Revocation Period. This Agreement shall become effective as of the first (1st) day after the expiration of the Agreement Revocation Period (the “Agreement Effective Date.”) For the avoidance of doubt, if you do not enter into this Agreement, your employment will end but you will not be entitled to any of the monies and/or benefits specified in Section 1 of this Agreement.
22.Assignment. You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company under this Agreement will inure to the benefit of the Company’s successors and assigns.
23.Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which shall constitute one agreement. A copied, scanned, or faxed signature shall be treated the same as an original.
24.Section 409A.
(a)Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, it is intended that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.
(b)For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(c)To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” subject to Section 409A, (i) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to

Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(e)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to your “termination”, “termination of employment” or like terms will mean your “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.
(f)Notwithstanding any other provision of this Agreement to the contrary, if, at the time of your separation from service, you are a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Company will determine in its sole discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.
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Please indicate your agreement to the terms of this Agreement by signing and returning this Agreement within the time period set forth above.
Sincerely, Prime Medicine, Inc.

By:	/s/ Allan Reine	July 17, 2025
	Allan Reine, CEO	Date
YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. THIS IS A LEGAL DOCUMENT. YOUR SIGNATURE WILL COMMIT YOU TO ITS TERMS. BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT YOU ARE KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT.

/s/ Jeremy Duffield	July 19, 2025
Jeremy Duffield	Date

ATTACHMENT A
Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement